Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
Investor Relations (336) 719-4622

Pike Electric Corporation Completes Acquisition of Shaw’s Energy Delivery Services

— Provides Company with Additional Growth Opportunities —

MT. AIRY, N.C., September 2, 2008 – PRNewswire — Pike Electric Corporation (NYSE: PEC) today announced that on September 1, 2008 it completed the acquisition of Shaw Energy Delivery Services, Inc. (“EDS”), an affiliate of The Shaw Group Inc. With EDS, Pike will provide its customers a complete solution for the Engineering, Procurement and Construction (“EPC”) of distribution, transmission and substation assets. EDS enables Pike to offer services that include engineering and design capabilities and brings a highly skilled transmission, substation and distribution construction workforce to Pike’s existing service territory. Furthermore, EDS expands the company’s service territory into the West Coast, Southwest, and Pacific Northwest. EDS’s engineering and design capabilities, coupled with Pike’s scale and expertise in the construction space, will provide Pike new growth opportunities and diversify its revenue base.

Additional details on the acquisition will be discussed on Pike Electric Corporation’s upcoming fiscal fourth quarter 2008 earnings conference call scheduled to be held on Thursday, September 4, 2008 at 5:00 p.m. Eastern Time.

About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. The Company performs engineering, design, maintenance, upgrade and construction of electric distribution powerlines, sub-500 kilovolt transmission powerlines and substations for electric utilities, cooperatives and municipalities. The Company is also a recognized leader in storm restoration services. The Company’s common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company’s website at www.pike.com.

Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates, including Pike Electric’s expectation that the acquisition will be accretive to its earnings. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric’s Annual Report on Form 10-K for the fiscal year ending June 30, 2007 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.